DESCRIPTION OF
                     MELAMINE CHEMICALS, INC.
                   ANNUAL INCENTIVE AWARD PLAN


Each   year  the  board  of  directors  of  Melamine  Chemicals,  Inc.
("Melamine") adopts an Annual Incentive Award Plan (the "Plan"). The Plan is not set forth in a formal plan document.

All salaried employees of Melamine who are not required to be paid overtime (currently 32 persons) are eligible to receive annual incentive cash awards under the Plan in a maximum amount equal to a percentage of the employee's annual salary. The applicable percentage is set for each eligible employee each year and for 1997 ranged from a high of 50% to a low of 6%. All individuals other than officers are awarded incentives based on a return on equity, yearly performance evaluation and reaching certain agreed upon goals. All officers are awarded incentives based on a return on equity and yearly performance evaluation.

The board of directors have the authority to choose the persons who are eligible to participate in the Plan each year and set the percentage of salary for which an employee is eligible. The Board also has the power to award discretionary bonuses at any time based on special, highly significant contributions by a particular employee or group of employees.